Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Provides Construction Loan for Assisted Living Facility in Florida

MURFREESBORO, Tenn. – (July 13, 2011) National Health Investors, Inc. (NYSE:NHI) announced today it has funded a second mortgage of $2.5 million for the development and construction of Brentwood at Fore Ranch, a 120-bed assisted living and memory care community located in Ocala, Florida. The three-year loan has two one-year extension options and will be fully funded at closing with an annual interest rate of 13%. The total construction budget for the project is $21 million.  Construction on the facility is expected to begin this month and be completed in one year.  The project is being developed for Fore Ranch Senior Housing, LLC by William Karns Enterprises, Inc., and managed by Senior Management Advisors, Inc.

Justin Hutchens, NHI CEO and President, stated, “NHI is pleased to provide construction financing in this market where the demand for need-driven private-pay assisted living and memory care services is well supported. The project is being managed by an experienced developer and operator. NHI also has the opportunity to purchase this property at stabilization.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, a transitional rehabilitation center, an acute psychiatric hospital and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com.

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